EXHIBIT 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made as of this 29th day of February, 2008, by and between NANO-PROPRIETARY, INC., a Texas corporation, having its principal place of business at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758, USA (“NPI”), and IP VERWERTUNGS GmbH (“IPV”), a German corporation having its business at Toelzer Str. 5, D-82031, Grünwald, Germany, JK PATENTPORTFOLIO GmbH & CO. LIMA KG, NPV NANO PATENT GmbH & CO. KG, JOCHEN KAMLAH, and ARNOLD AMSINCK (collectively “the Defendants”).

RECITALS:

WHEREAS, NPI possesses a worldwide exclusive license to patents pertaining to carbon nanotubes as cathodes for field emission display under an agreement with Till Keesmann (“Keesmann”) executed on May 26, 2000 (the “Keesmann License Agreement”);

WHEREAS, NPI commenced Civil Action No. 06-C-2689, as amended, against the Defendants in the United States District Court for the Northern District of Illinois alleging breach of contract, conversion, aiding and abetting conversion, conspiracy to commit conversion, misappropriation, aiding and abetting misappropriation, conspiracy to commit misappropriation, federal Lanham Act violations, tortious interference with a prospective economic relationship, aiding and abetting tortious interference with a prospective economic relationship, and conspiracy to tortiously interfere with a prospective economic relationship (the “Illinois Litigation”);

WHEREAS,  Defendants deny liability for the claims asserted against it in the Illinois Litigation;

WHEREAS, NPI and Defendants desire to resolve amicably, without admitting wrongdoing or liability, any and all claims and causes of action that have been or could have been asserted in the Illinois Litigation and seek amicably to resolve their differences that have given rise to this controversy and to avoid future controversies between themselves;

WHEREAS, the Parties agree that the Settlement Agreement shall have no effect as to the continuation of the Illinois Litigation with regard to any other defendants that are not expressly included in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants, agreements and understandings hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.           Payment.  Upon execution of this Agreement, IPV, on behalf of Defendants, shall immediately pay $500,000.00 USD into an escrow account that shall be identified in writing to NPI at the time the deposit is made.  In such writing, IPV shall: (a) notify NPI that the deposit has been made; (b) identify the account; (c) provide evidence of the deposit; and (d) name The PrivateBank and Trust Company of Chicago as the escrow agent.  Such funds shall be released and paid to NPI upon written order from the United States District Court for the Northern District of Illinois that all claims brought by NPI against the Defendants in the Illinois Litigation have been dismissed with prejudice.  Each Party shall bear its own attorney fees and costs incurred in the Illinois Litigation.  The Defendants shall not provide Mr. Till Keesmann with any new funding which has not been committed prior to the Letter of Intent executed on January 23, 2008.

2.           Dismissal.  Within seven (7) days of the execution of this Agreement, NPI shall file a stipulation with the District Court providing that all claims against the Defendants in the Illinois Litigation be dismissed with prejudice.  For each day beyond the date of execution of this Agreement that payment is not paid into an escrow account as required by Section 1, the time period in which NPI must cause and permit all claims against the Defendants to be dismissed with prejudice shall be extended by an equal number of days.

3.           Release by NPI.  Subject to IPV’s timely and satisfactory performance of all of its obligations under this Agreement, NPI, and each of its parent companies, subsidiaries, successors, affiliates, and predecessors, and each of their partners, officers, directors, shareholders, agents, servants, employees, representatives, successors and assigns (“NPI Parties”) shall hereby release, relinquish, waive, covenant not to sue, and discharge the Defendants and each of its or their parent companies, subsidiaries, successors, affiliates, and predecessors, and each of their partners (other than Keesmann), officers, directors, shareholders, agents, servants, employees, representatives, successors and assigns from any and all claims, suits, damages, and/or causes of action, whether at law, equity, or otherwise, whether known or unknown, that the NPI Parties asserted or could have asserted against the Defendants in the Illinois Litigation.

4.           Release by the Defendants.  Subject to NPI’s timely and satisfactory performance of all of its obligations under this Agreement, the Defendants hereby release, relinquish, waive, covenant not to sue, and discharge NPI from any claims, suits, damages, and/or causes of action, whether at law, equity, or otherwise, whether known or unknown, that the Defendants asserted or could have asserted against NPI in the Illinois Litigation.

5.           Covenants.  The Parties represent, warrant, and covenant that they shall not engage in, nor permit third parties to engage in on their behalf, any additional measures against each other related to the Illinois Litigation, except for any reasonable measures taken to enforce this Agreement.  For the purposes of this Agreement, the Defendants’ continued passive ownership in the subject matter of the Illinois Litigation, and any ongoing litigation between NPI and any remaining defendants in the Illinois Litigation, shall not be considered a breach of this Section 5.  Defendants represent, warrant and covenant that Keesman is not an officer, director, shareholder, agent, servant, employee, representative, successor or assign of any of the Defendants.

6.           Scope of Agreement.  The application and scope of this Agreement is worldwide, subject to enforcement as provided in Paragraph 12.

7.           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties hereto and supersedes all prior negotiations, understanding and agreements whether written or oral.  This Agreement is entered into and executed without reliance upon any promise, warranty or representation by any Party or any representative of any Party hereto, other than those expressly contained herein.  This Agreement shall not be interpreted or construed against the drafter.  Each Party has carefully read this Agreement, has been advised of its meaning and consequences by its respective counsel, and executes this Agreement of its own free will.

8.           Non-Disparagement.  The Parties hereto agree that they and their agents and attorneys will not make any voluntary statements, written or verbal, or cause or encourage others to make such statements relating to the facts that formed the basis of the Illinois Litigation, which defame or disparage the personal or business reputation, practices, or conduct of the other Parties hereto.  Notwithstanding the foregoing, NPI shall not be liable under this Agreement for any statements made in the course of prosecuting the Illinois Litigation to final adjudication.

9.           Confidentiality.  Each Party hereto shall keep the terms of this Agreement strictly confidential.  No Party shall make any disclosure of the terms of this Agreement except such disclosure as may be required by law in response to a validly issued subpoena, incident to obtaining judicial enforcement of the terms of this Agreement, or required in filings with the Securities and Exchange Commission or foreign equivalent thereof, which may include describing or providing portions of this Agreement, or the Agreement in its entirety, to such regulatory bodies.  In the event any Party hereto is served with judicial process seeking disclosure of this Agreement, in whole or part, then such Party shall, within three (3) business days of receipt of such process, notify every other Party hereto, in writing by certified mail with return receipt requested, as well as promptly by facsimile or electronic mail, that it has been served with judicial process seeking disclosure of some or all of this Agreement.  In such event, and prior to making any disclosure of the terms of this Agreement or its performance, the Party served with judicial process shall not make any disclosure of this Agreement if the party seeks a protective order in the appropriate forum to limit or preclude disclosure of this Agreement.

10.           Liquidated Damages.  The Parties agree that, in the event any Party breaches the confidentiality or non-disparagement provisions of this Agreement, the exact amount of damages are and would be difficult if not impossible to ascertain.  Therefore, any Party breaching either of these provisions shall be liable for $10,000.00 USD per occurrence.

11.           Jurisdiction.  The Parties acknowledge the jurisdiction of the United States District Court for the Northern District of Illinois, if federal court subject matter jurisdiction exists, as the exclusive forum to enforce the terms of this Agreement.

12.           Modification.  No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any Party to this Agreement unless made in writing and signed by such Party or by a duly authorized officer or agent of such Party.

13.           Relationship of Parties.  Neither Party shall be, nor represent itself to be, the joint venturer, franchiser, franchisee, partner, broker, employee, servant, agent or representative of the other Party for any purpose.  Neither Party shall have the authority to make any representations or incur any obligations on behalf of the other Party and neither Party shall be responsible for the acts or omissions of the Party, except as expressly provided herein.

14.           Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall not have an effect upon and shall not impact the enforceability of any other provision of this Agreement.  Furthermore, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

15.           No Prior Assignments.  The Parties represent and warrant that they have not assigned or transferred any portion of the claims released under this Agreement to any other person, firm, corporation, or other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claims.  Each Party will indemnify the other Party and defend and hold them harmless from and against any liability, loss, cost, and expense whatsoever (including, without limitation, attorneys’ fees and costs) incurred as a direct or indirect result of any breach of this section of this Agreement.

16.           Notices.  Any notice provided for under this Agreement shall be in writing and shall be delivered by personal delivery or certified United States mail, return receipt requested, or by facsimile, telegram, or cable addressed to the Parties at the following addresses:

If to NPI:	Nano-Proprietary, Inc.
3006 Longhorn Boulevard
Suite 107
Austin, Texas 78758
USA
Attn:  Douglas Baker
Fax:  (512) 339-5021

With a copy to:	David J. Ervin, Esq.
Kelley Drye Collier Shannon
3050 K Street, NW, Suite 400
Washington, DC  20007
USA
(202) 342-8451 (Fax)

If to IPV or Defendants:	IP Verwertungs GmbH
Toelzer Str. 5
82031 Grünwald
Germany
Attn:  Jochen Kamlah
Fax: 011-49-89-98109886

With a copy to:	Foley & Lardner
3000 K Street NW, Suite 500
Washington, DC 20007
USA
Attn:  Peter Linzmeyer, Esq.
Fax:  (202) 672-5399

Each Party may, by notice to the other Party, change its address or other coordinates hereunder by delivering notice of the change as set forth above.

17.           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois applicable to agreements entered into and to be performed wholly in Illinois, without regard to its conflict of laws and/or choice of law provisions.

18.           Counterparts and Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall continue one and the same instrument.  A facsimile signature will be deemed to be an original signature.

19.           Further Assurances.  Each Party agrees to execute and deliver any and all additional documents and instruments, and take all other actions, which may be necessary to give effect to this Agreement and the transactions contemplated hereby.

20.           Authority.  Each of NPI, IPV and Defendants represent and warrant that it is duly authorized to enter into this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives.

NANO-PROPRIETARY, INC.: Dallas, TX 02/29/08 (City, Date) /s/ Thomas F. Bijou Thomas F. Bijou (Chairman & CEO)
IP VERWERTUNGS, GmbH:

 Grünwald, 29.Feb.'08
(City, Date)

/s/ Jochen Kamlah
Jochen Kamlah (Managing Director)

/s/ Reiko Koban
Reiko Koban (Chief Financial Officer)

JK PATENTPORTFOLIO GmbH & CO. LIMA KG

Grünwald, 29.Feb.'08
(City, Date)

/s/ Jochen Kamlah
Jochen Kamlah (Managing Director)

NPV NANO PATENT GmbH & CO. KG

Hamburg, 29.Feb.2008
(City, Date)

/s/ Arnold Amsinck
Arnold Amsinck (Managing Director)

JOCHEN KAMLAH: Grünwald, 29.Feb.'08 (City, date) /s/ Jochen Kamlah Jochen Kamlah ARNOLD AMSINCK: Hamburg, 29.Feb.2008 (City, Date) /s/ Arnold Amsinck Arnold Amsinck